Exhibit 99.1

       General Cable Corporation Reports First Quarter Results

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 22, 2003--General Cable Corporation (NYSE:BGC) reported net income for the first quarter ended March 31, 2003 of $0.1 million which was slightly better than breakeven on a diluted per share basis. These results were down from net income of $4.9 million or $0.15 per diluted share in the first quarter of 2002.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 were $19.6 million versus EBITDA of $25.7 million recorded in the first quarter of 2002.

    Management Comments

    "In January we communicated a view that we expected to operate around breakeven for the quarter. Over the ensuing two months, we saw already weak order rates fall further as geopolitical uncertainty and unseasonably cold weather caused projects to be delayed across all three North American business segments. At the same time, the rapid increase in the cost of natural gas feedstocks caused our compound suppliers to announce unprecedented and immediate price increases. Despite these unforeseen setbacks in North America, we were able to operate at breakeven and further reduce our debt," said Gregory B. Kenny, President and Chief Executive Officer of General Cable.
    "I credit, in particular, our manufacturing and supply chain teams whose ongoing Lean training and initiatives allowed us to do more with less. As an example, over the last twelve months, we have reduced gross scrap by 21% and work in process inventories by 33%. Our Advanced Manufacturing Team continues to tackle hundreds of new productivity projects that help ameliorate the negative impact of very poor demand and rapidly rising raw material and benefit costs. At the same time, our overseas operations continue to improve their strategic positions regionally while tackling all aspects of cost. For example, our Portuguese-based operation saw its financial performance improve dramatically as it realizes the benefit of full integration and sharing of best practices with our other European operations," concluded Kenny.

    First Quarter Results

    Metal-adjusted net sales for the Company's first quarter of 2003 decreased 4% versus the comparable 2002 first quarter and were about even sequentially with the 4th quarter of 2002. The average price per pound of copper and aluminum increased $0.04 and $0.02, respectively, from the first quarter of 2002 to the first quarter of 2003. The 2002 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2003 sales. Net sales for the quarter were positively affected by about 6% as a result of foreign currency exchange rates for the Company's international operations.
    Metal-adjusted net sales in the Communications segment declined 15% in the first quarter of 2003 versus the same quarter in 2002. Sales of outside plant telecommunications cable were primarily responsible for the decline, with metal-adjusted sales off 24% versus 2002. Capital spending levels by most customers were significantly reduced, in part due to the unseasonable weather conditions experienced in the Midwest and Northeast during the first quarter and a lack of regulatory relief with respect to the use of the telco local network by competitors. Additionally, metal-adjusted net sales of local area networking cables were down 13% versus the first quarter of 2002. While the low level of capital spending driven by the lackluster economy is a primary contributor to the reduced sales, a significant decrease in the March sales rate versus the January and February rates also suggests that the war in Iraq further depressed capital spending.
    The Industrial and Specialty segment saw a year-over-year increase in metal-adjusted sales of 1%, driven primarily by increases in our international business, where sales were up 17%. Also contributing to the 2003 first quarter increase was the domestic MRO cable business, which was up 6%, and the Automotive after-market business which was up 2%. The increase in international sales was driven by the introduction of flexible zero-halogen cables in Spain and favorable foreign currency exchange rates. These increases were partially offset by continued weakness in demand for cables utilized in conjunction with investment in new industrial construction and other infrastructure projects in the North American market, where sales were down 22% compared to the first quarter of 2002.
    The Energy segment's metal-adjusted net sales were up 1% in the first quarter of 2003 versus the same period in 2002. A 7% reduction in North American metal-adjusted sales was offset by increased sales in our international business, which was driven in part by favorable foreign currency exchange rates. The North American market was down primarily due to unseasonable weather conditions and continued uncertainty around the timing and content of the pending Energy legislation in Congress.
    Selling, general and administrative expenses were $31.0 million in the first quarter of 2003, up slightly from $30.4 million on a comparable basis in the first quarter of 2002. Excluding the impact of foreign currency exchange rates, SG&A would have decreased $1.1 million in the first quarter of 2003 versus the same period in 2002. The Company's ongoing focus on cost control has allowed it to offset a significant increase in medical and pension related costs in the first quarter of 2003.
    Operating income of $11.4 million was down from $17.7 million in the first quarter of 2002 principally as a result of reduced sales volume in the Communications segment, lower pricing in the domestic Communications and Energy cable businesses, and rapidly increasing raw material costs. These negative earnings comparisons were only partially offset by lower manufacturing costs which were achieved through the Company's ongoing Lean manufacturing initiatives. The Company's earnings also benefited from the effect of changes in the foreign currency exchange rates on its European and Oceania based businesses.
    Net interest expense was $11.3 million for the first quarter of 2003 compared to $10.1 million for the first quarter of 2002. The increase in interest expense is primarily the result of a higher credit spread and the amortization of bank fees that were incurred in conjunction with changes in the Company's credit facilities in the third quarter of 2002 offset somewhat by lower net borrowings.
    The effective tax rate for the first quarter of 2003 was unchanged from the 2002 rate of 35.5%.

    CEO Comments

    "We continue to operate in an environment where all three of our end markets are experiencing significant, if not historical, low levels of demand. In the telecommunications industry, capital spending remains at levels that we believe are at or close to maintenance requirements. Additionally, the recent FCC ruling did nothing to clear up the telecommunications landscape and this uncertainty may prolong the current slump in telecommunications capital spending. In the Industrial and Specialty segment, investment in new industrial construction and other infrastructure projects remains very depressed and the timing of a recovery in the industrial sector remains uncertain. Meanwhile, the backlog of energy cable transmission projects continues to grow as capital spending remains curtailed due to uncertainty behind the Energy Bill currently being reviewed in Congress," said Kenny.
    "We remain confident that our business model, geographic and product diversity, and focus on cost control, extraordinary customer service and cash flow will allow us to weather this extended trough in the business cycle as well as structural changes in the telecommunications and energy industries. With respect to the second quarter, we believe the price increases we recently announced in the Communications, Industrial and Energy cables markets should largely offset the price increases put in place by our raw material suppliers. Our second quarter 2003 financial projections show net sales that are flat versus the second quarter of 2002, but up about 10% seasonally compared to the first quarter of 2003. Earnings per share should be up marginally on a sequential basis," concluded Kenny.
    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy, industrial and specialty markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Visit our website at www.GeneralCable.com.

    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to obtain credit facilities and changes to facilities as market conditions warrant; the cost of raw materials, including copper; the impact of foreign currency fluctuations; the impact of technological changes; the Company's ability to achieve productivity improvements; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003, as well as periodic reports filed with the Commission.


              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                 (in millions, except per share data)
                             (unaudited)


                                          --------------------------
                                          Three Months Ended March 31
                                          ----------------------------
                                              2003           2002
                                          ------------- --------------
Net sales                                 $      352.6  $       361.4
Cost of sales                                    310.2          313.3
                                          ------------- --------------
Gross profit                                      42.4           48.1

Selling, general and
    administrative expenses                       31.0           30.4
                                          ------------- --------------
Operating income                                  11.4           17.7
Interest income (expense):
                    Interest expense             (11.4)         (10.4)
                    Interest income                0.1            0.3
                                          ------------- --------------
                                                 (11.3)         (10.1)
                                          ------------- --------------

Earnings before income taxes                       0.1            7.6
Income tax expense                                   -           (2.7)
                                          ------------- --------------
Net income                                $        0.1  $         4.9
                                          ============= ==============
Earnings per share
------------------------------------------
Earnings per common share                 $          -  $        0.15
                                          ============= ==============
Weighted average common shares                    33.1           32.9
                                          ============= ==============
Earnings per common share-
    assuming dilution                     $          -  $        0.15
                                          ============= ==============
Weighted average common shares-
    assuming dilution                             33.1           33.2
                                          ============= ==============


              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                         Segment Information
                 (in millions, except per share data)
                             (unaudited)

                                                 ---------------------
                                                  Three Months Ended
                                                        March 31
                                                 ---------------------
                                                   2003       2002
                                                 ---------- ----------
Revenues (as reported)
------------------------------------------------
    Communications Group                         $    90.4  $   104.9
    Energy Group                                     132.8      129.6
    Industrial & Specialty Group                     129.4      126.9
                                                 ---------- ----------
                                           Total $   352.6  $   361.4
                                                 ========== ==========

Revenues (metal adjusted)
------------------------------------------------
    Communications Group                         $    90.4  $   106.1
    Energy Group                                     132.8      131.9
    Industrial & Specialty Group                     129.4      128.4
                                                 ---------- ----------
                                           Total $   352.6  $   366.4
                                                 ========== ==========

Operating Profit
------------------------------------------------
    Communications Group                         $     0.6  $     4.2
    Energy Group                                       8.6       10.1
    Industrial & Specialty Group                       2.2        3.4
                                                 ---------- ----------
                                           Total $    11.4  $    17.7
                                                 ========== ==========

Return on Metal Adjusted Sales
------------------------------------------------
    Communications Group                               0.7%       4.0%
    Energy Group                                       6.5%       7.7%
    Industrial & Specialty Group                       1.7%       2.6%
                                                 ---------- ----------
                                           Total       3.2%       4.8%
                                                 ========== ==========

Capital Expenditures
------------------------------------------------
    Communications Group                         $     0.5  $     2.0
    Energy Group                                       1.0        1.7
    Industrial & Specialty Group                       1.9        2.6
                                                 ---------- ----------
                                           Total $     3.4  $     6.3
                                                 ========== ==========

Depreciation
------------------------------------------------
    Communications Group                         $     3.6  $     4.3
    Energy Group                                       1.2        1.2
    Industrial & Specialty Group                       2.4        2.3
                                                 ---------- ----------
                                           Total $     7.2  $     7.8
                                                 ========== ==========

              GENERAL CABLE CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (in millions, except share data)
ASSETS                                       March 31,   December 31,
                                               2003           2002
------                                     ------------- -------------
Current Assets:                             (unaudited)
 Cash                                      $       16.2  $       29.1
 Receivables, net of allowances of $13.4
  million at March 31, 2003
  and $11.6 million at December 31, 2002          129.4         105.9
 Retained interest in accounts receivable          78.0          84.8
 Inventories                                      264.9         258.3
 Deferred income taxes                             12.3          12.2
 Prepaid expenses and other                        30.1          42.6
                                           ------------- -------------
  Total current assets                            530.9         532.9
Property, plant and equipment, net                323.4         323.3
Deferred income taxes                              71.8          68.3
Other non-current assets                           46.9          48.8
                                           ------------- -------------
  Total assets                             $      973.0  $      973.3
                                           ============= =============
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------
Current Liabilities:
 Accounts payable                          $      257.7  $      242.1
 Accrued liabilities                              117.3         118.1
 Current portion of long-term debt                 23.2          21.9
                                           ------------- -------------
  Total current liabilities                       398.2         382.1
Long-term debt                                    384.7         411.1
Deferred income taxes                               2.9           2.1
Other liabilities                                 121.8         117.1
                                           ------------- -------------
  Total liabilities                               907.6         912.4
                                           ------------- -------------
Shareholders' Equity:
 Common stock, $0.01 par value:
  Issued and outstanding shares:
      March 31, 2003 - 33,143,303
       (net of 4,745,425 treasury shares)
      December 31, 2002 - 33,135,002
       (net of 4,745,425 treasury shares)           0.4           0.4
 Additional paid-in capital                       100.2         100.0
 Treasury stock                                   (50.0)        (50.0)
 Retained earnings                                 60.0          59.9
 Accumulated other comprehensive loss             (40.4)        (44.6)
 Other shareholders' equity                        (4.8)         (4.8)
                                           ------------- -------------
  Total shareholders' equity                       65.4          60.9
                                           ------------- -------------
  Total liabilities and shareholders'
   equity                                  $      973.0  $      973.3
                                           ============= =============

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859/572-8684